EXHIBIT 10.2

Zions Bancorporation
2017 - 2019 Value Sharing Plan

Objective: The purpose of the 2017 – 2019 Zions Bancorporation Value Sharing Plan (the “Plan”) is to provide a three year cash incentive plan for selected members of the senior management team and other key employees of Zions Bancorporation (the “Company”). It is designed to create long-term shareholder value by focusing the Participant’s attention on achieving superior results relative to financial objectives, credit quality and other important initiatives over a three year period.

Eligibility: Selected key members of the senior management group and other key managers of the Bank (“Participants”) as determined by the Zions Bancorporation Board of Directors (the “Board”) or its Compensation Committee (the “Committee”), or by the Company’s CEO, under authority delegated by the Committee.

Effective Date: January 1, 2017 through December 31, 2019 (the “Award Period”) with performance measured over the time period from January 1, 2017 to December 31, 2017 (the “Performance Period”)

Payment of Awards: Subject to limitations enumerated in the “Other Administrative Provisions” section of the Plan, the incentive awards, if any, earned under this Plan will be paid within ninety days after the end of the Award Period.

Plan Administrator: The Plan is to be governed and interpreted by the Committee.

How the Plan Works:

1)	Establishment of Award Fund

An Award Fund will be established, the size of which will be determined by the Committee. Funding of the Award Fund is contingent upon Zions Bancorporation achieving its publically communicated targets related to:

•	Total Non-Interest Expenses – restraining growth to slightly above 2016 levels; and

•	Efficiency Ratio in the low 60 percent range for 2017.
Failure to achieve both of the targets referenced above could reduce or eliminate funding to the extent necessary to achieve both targets for all of the 2017-2019 Value Sharing Plans (VSPs).

The Committee will assign a quartile rating to the Company’s overall performance, based upon its performance as measured by the quartile ratings it achieves for each of six performance categories. The Committee will further determine, within that quartile rating, whether performance was in the “low,” “medium,” or “high” range within that quartile, each of which is assigned a per-unit award value (refer to Appendix II).

The Committee will have the authority to use their informed discretion to modify the formulaic per-unit award determinations upward or downward up to 25% (subject to an aggregate payout cap of $1.20/unit) from the recommended per-unit funding “markers” assigned to each quartile to better align value determinations with performance results and risk outcomes.

The six performance categories are:

1.)	Zions Bancorporation’s Pre-tax Pre-Provision Net Revenue (“PPNR”);

2.)	Zions Bancorporation’s Net Charge-Offs;

3.)	Zions Bancorporation’s Adjusted Direct “Efficiency Ratio” Expense;

4.)	Zions Bancorporation’s Managed Core “Customer Fee” Non-Interest Income;

5.)	Zions Bancorporation’s Return on Average Assets (relative to Zions Bancorporation peer companies); and,

6.)	Zions Bancorporation’s Risk Adjusted Net Interest Margin (relative to Zions Bancorporation peer companies).
These metrics are more fully defined in Section 5 and Appendix I.

2)	Participation Units

Each Participant designated by the Committee shall be awarded a specific number of Participation Units (“Units”), representing a pro-rata claim, in proportion to the total number of authorized Units, on any Award Fund established under this Plan during the Award Period.

3)	Initial Nominal Value Determination:

Shortly following the conclusion of the 12-month performance period, the assigned per-unit value will be multiplied by the total number of units awarded to each Participant to determine their individual initial nominal award values.

4)	Final Cash Settlement of the Initial Nominal Values:

The initial nominal value amounts granted under this plan are subject to potential reductions or eliminations, upon the occurrence of certain dramatic events at the sole discretion of the Committee. Dramatic events would include (but, not be limited to) the Company or Bank experiencing significant stress due to severe deterioration in asset quality, earnings, fraud, malfeasance, material errors or reputational harm during the 24 month deferral period running from January 1, 2018 to December 31, 2019.

The initial nominal value amount, if any, will be settled in cash during the first quarter of 2020.

5)	Definitions of Factors:

A)Pre-tax Pre-provision Net Revenue (PPNR) is defined as the total of the following items (but, not limited to) during the Performance Period:

Total Revenue (as reported) less non-interest expenses
adjusted for the following items:

▪	Fair value and nonhedge derivative income (losses)

▪	Equity securities gains (losses)

▪	Fixed income securities gains (losses)

▪	Net impairment losses on investment securities

▪	Tax equivalency gross up

▪	Provision for unfunded lending commitments

▪	Debt extinguishment costs

▪	OREO expenses

▪	Severance or other appropriate restructuring costs

▪	Core Deposit Intangible expenses

Plus or (minus),

Equitable adjustments, as follows:

•
any adjustment deemed necessary by the Committee as a result of unusual and extraordinary changes in internal cost or income allocations during the Performance Period resulting from reclassifications or changes in allocation methodologies which produce material changes in costs or income which are not offset by a corresponding change in income or costs within the Company;

•	any other adjustments, which, in the sole discretion of the Committee, are required to equitably reflect operating performance during the Performance Period.

B)	Net Charge Offs will be calculated using the net charge-off amounts reflected in the Bank’s regulatory call reports for the relevant periods.

C)Adjusted Direct “Efficiency Ratio” Expense Total non-interest expense adjusted for the following:

•	Provision for unfunded lending commitments

•	Debt extinguishment costs

•	OREO expenses

•	Severance or other appropriate restructuring costs

•	Core Deposit Intangible expenses

•	Other income and/or expense items as deemed appropriate

D)Managed Core “Customer Fee” Non-Interest Income: Core Non-Interest Income adjusted for the following:

•	Fair value and non-hedge derivative income (losses)

•	Equity securities gains (losses)

•	Fixed income securities gains (losses)

•	Net impairment losses on investment securities

•	FHLB/Federal Reserve dividends

•	BOLI gains/losses on sales of assets

E)Return on Average Assets: Zions Bancorporation Return on Average Assets during the performance period measured relative to the same metric for Zions Bancorporation peer companies during the same time period. May include adjustments deemed appropriate by the Compensation Committee to accommodate anomalies in liquidity management or other unique events.

F)Risk Adjusted Net Interest Margin: Zions Bancorporation Risk-Adjusted Net Interest Margin defined as Net Interest Margin minus Net Charge-Offs during the performance period measured relative to the same metric for Zions Bancorporation peer companies during the same time period

G)

4)	Other Administrative Provisions

(1)
This is a discretionary Plan governed and interpreted by the Committee, whose decisions shall be final. The intent of the Plan is to fairly reward Participants for increasing shareholder value. If any adjustments need to be made to allow this Plan to accomplish its purpose, the Committee in its sole discretion can make those adjustments.

(2)	The Committee may, at its sole discretion, alter the terms of the Plan at any time during an Award Period.

(3)	Participants will not vest in any benefits available under the Plan until any payments hereunder are made after the conclusion of the Award Period.

(4)
A Participant must be employed by the Company or one of its affiliates at the time payment is made in order to receive a payout of Participant’s Unit award and if Participant ceases to be so employed at any time Participant’s Unit award shall automatically be forfeited and cancelled without consideration and without further action by Participant; provided, however, that

(i)
In the event of Participant’s termination by the Company or an affiliate or normal or early retirement, management or, if Participant is a member of the Executive Management Committee (or “EMC”), the Committee shall have the discretion to make a “Pro Rata Adjustment” to Participant’s Unit award, provided further that notwithstanding the foregoing any such adjusted Unit award shall automatically be forfeited and cancelled without consideration and without further action by Participant immediately upon (x) Participant’s commencement of, or agreement to commence, employment with or provision of services (whether as a director, consultant or otherwise) to another company that is in the financial services industry unless such employment or provision of services is specifically approved by management or the Committee, as the case may be, (y) Participant making any derogatory or damaging statements (verbally, in writing or otherwise) about the Company or any of its affiliates, the management or the board of directors of the Company or any affiliate, the products, services or business condition of the Company or any affiliate in any public way to anyone who could make those statements public or to customers of, vendors to or counterparties of the Company or any affiliate, or (z) Participant violating any duty of confidentiality owed to the Company or its affiliates under the policies or procedures of the Company and its affiliates, including the Company’s employee handbook, code of conduct and similar materials, or under federal or state law, or Participant misappropriating or misusing any proprietary information or assets of the Company and its affiliates, including intellectual property rights; and

(ii)	In the event of Participant’s “Termination of Employment” by reason of Participant’s death or “Disability”, a Pro Rata Adjustment shall be made to Participant’s unit award.

In the event a Participant’s Unit award is subjected to a “Pro Rata Adjustment”, Participant (or his/her estate) shall be entitled to receive a pro-rata incentive payout of his or her Unit award at the conclusion of the Award Period. This award will be based upon the Participant’s calculated award for the full Award Period as approved by the Committee and will be prorated for the number of full calendar quarters within the Award Period the Participant was engaged as an officer of the Company or its affiliates prior to Termination of Employment in the circumstances described above. For purposes of this Plan, the terms “Termination of Employment,” “Retirement” and “Disability” shall have the meanings assigned to them in the form of Standard Restricted Stock Unit Award Agreement used by the Company in making annual equity awards to employees.

(5)
The Company shall retain the right to withhold payment of incentives otherwise earned under this Plan to any individual Participant or to all Participants as a group in the event of a significant deterioration in the Company’s or the Bank’s financial condition, if so required by regulatory authorities, or for any other reason considered valid by the Board in its sole discretion including but not limited to those set out in the Company’s Incentive Compensation Clawback Policy as in effect at any time during or subsequent to the Award Period.

(6)
The terms of this plan are subject to and limited by applicable law, including, without limitation, the Sarbanes Oxley Act of 2002, the Dodd-Frank Act, and regulations or guidance issued by the Board of Governors of the Federal Reserve System or other regulatory agencies.

(7)	Designation as a Participant in the Plan does not create a contract of employment for any specified time, nor shall such act to alter or amend the Company’s “at-will” policy of employment.

(8)
In the event a Participant transfers within Zions Bancorporation during the Award Period, management or, if Participant is a member of the EMC, the Committee shall have the discretion to maintain such Participant’s full Unit award under this plan, to divide and allocate such full award between Zions entities with which Participant has been employed during the

Award Period or to transfer and allocate such award to a single other Zions entity with which Participant has been employed during the Award Period (and to make corresponding adjustments to Award Funds).

(9)
In the event of a change in control of the Company (as defined in the Company’s Change in Control Agreements), the Plan will be terminated and payments shall be made in accordance with the provisions of section 3 (b) of the Change in Control Agreements, provided that the reference in Section 3(b) to “average annual growth in Earnings per Share and the average Tangible Return on Equity” shall be deemed to refer to the award determination methodology set forth in this plan.

(10)
This document is intended to provide a guideline for the creation and distribution of incentive compensation. Nothing herein creates a contractual obligation binding on the Board or the Committee, and no Participant shall have any legal rights with respect to an Award until such Award is distributed.

APPENDIX I

The following is the VSP Scorecard applicable over the Performance Period.

APPENDIX II

The following is the VSP funding determination chart to be used by the Board Compensation Committee